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                                                                Exhibit 11(a)(1)

                       MAIRS AND POWER BALANCED FUND, INC.
                        MAIRS AND POWER GROWTH FUND, INC.

                                 CODE OF ETHICS
          FOR PRINCIPAL EXECUTIVE OFFICER & PRINCIPAL FINANCIAL OFFICER

     Mairs and Power Balanced Fund, Inc. and Mairs and Power Growth Fund, Inc. (the "Funds") requires its Principal Executive Officer, Principal Financial Officer, or other Fund officers performing similar functions (the "Principal Officers"), to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Funds, with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Funds. The following principles and responsibilities shall govern the professional conduct of the Principal Officers:

1.      HONEST AND ETHICAL CONDUCT.

     The Principal Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to such conflict between their interests and those of a Fund to the Audit Committee, the full Board of Directors of the Funds, and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in timely and expeditious manner.

     The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

2.      FINANCIAL RECORDS AND REPORTING

     The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by a Fund, or that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

     The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers.

     The Principal Officers shall share knowledge and maintain skills important and relevant to the Fund's needs; shall proactively promote ethical behavior of the Fund's employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Funds.

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3.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The Principal Officers shall establish and maintain mechanisms to oversee the compliance of the Funds with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law regulation or rule.

4.   COMPLIANCE WITH THIS CODE OF ETHICS

     The Principal Officers shall promptly report any violations of this Code of Ethics to the Audit Committee as well as the full Board of Directors of the Funds and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board of Directors of the Funds.

5.   AMENDMENT AND WAIVER

     This Code of Ethics may only be amended or modified by approval of the Board of Directors. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act of 1940.


               ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 15, 2003